Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of January 1, 2025 (the “Effective Date”) between Geospace Technologies Corporation, a Texas corporation (the “Company”) and Robert Louis Curda (“Employee”), having a mailing address at 1423 Castlerock, Houston, Texas 77090. Each of Company and Employee is referred to as a “Party” and together, as the “Parties”.

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders;

WHEREAS, in order to induce Employee to remain an employee of the Company under the terms as set forth herein and in connection with the Employee performing in the position of Chief Financial Officer, the Company is willing to agree to provide certain severance benefits to Employee in the event Employee’s employment is terminated under the circumstances described below;

WHEREAS, information regarding Employee’s job duties, compensation and other benefits during the term of this Agreement has been provided to Employee and may also be obtained by Employee directly from the Company; and

NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, the parties hereto agree as follows:

1.    TERM

1.1.    Agreement Term. This Agreement shall commence on the Effective Date hereof and shall continue for a period of 24 months from the Effective Date, or until December 31, 2027 (“Termination Date”), whichever is earlier. Unless earlier terminated in accordance with Section 2 of this Agreement, the Agreement will automatically terminate at the end of the Term, unless both parties agree to extend, renew or enter into a new agreement in writing prior to the Termination Date.

1.2.    Consideration by Employee. In consideration of the Company’s entering into this Agreement, Employee hereby agrees during the period commencing on the date hereof and extending through the end of the term of this Agreement that:

(A)         Employee will not voluntarily terminate employment with the Company without the Company’s consent to such termination, except in the event of a termination by Employee for “Good Reason” (as defined in Section 2.3) in accordance with Section 2.4.

(B)         Employee hereby agrees to the restrictions set forth in Section 4 hereof.

(C)         Employee shall, subject to the other terms of this Agreement, perform the “Employee’s Duties and Responsibilities” of his position with the Company or its subsidiaries, as required by the Company as enumerated below, and such other duties and responsibilities on behalf of the Company and the Company’s subsidiaries as reasonably may be designated from time to time by the officers of the Company or by its designees as are agreed in writing between the parties.

(D)         In performing “Employee’s Duties and Responsibilities”, Employee shall operate from facilities provided by the Company in Houston, Texas, where principal operations of the Company are performed.

“Employee’s Duties and Responsibilities” shall mean providing, as directed by the Chief Executive Officer, executive leadership and oversight functions, that without limitation envelop the Company’s business development, customer relations, and operational management directed toward the design, development, manufacture, marketing, and sales of the Company’s products and services for any and all of its designated market segments.

(E)         Employee shall devote their full business time and their best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its subsidiaries and to the discharge of their duties and responsibilities hereunder. Employee shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as maybe expressly approved in advance by the Company in writing, which approval shall not be unreasonably delayed, conditioned, or withheld; provided, however, that Employee may without advance consent participate in charitable activities, including service on the board of directors or advisory board of one or more non-profit organizations to the extent it does not interfere with their duties hereunder, and passive personal investment activities, provided that such activities do not, individually or in the aggregate, interfere with the performance of Employee’s duties under this Agreement, are not in conflict with the business interests of the Company or any of its subsidiaries and do not otherwise violate this Agreement, including Sections 4.

(F)         Employee shall make reasonable efforts to comply with all Company policies, practices, and procedures and all codes of ethics or business conduct applicable to Employee’s position, as in effect from time to time.

2.    TERMINATION OF EMPLOYMENT

Employee shall be entitled to the benefits provided in Section 3.4 hereof upon the termination of their employment, unless such termination is (a) because of their death or “Disability” (as defined in Section 2.1 below), (b) by the Company for “Cause” (as defined in Section 2.2 below), or (c) by Employee other than for “Good Reason” (as defined in Section 2.3 hereof).

2.1.    Disability. If, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been absent from their duties on a full-time basis for 90 consecutive business days, and within 30 days after Notice of Termination (as defined in Section 2.4) is given Employee shall not have returned to the full-time performance of their duties, the Company may terminate their employment for “Disability.”

2.2.    Cause. The Company may terminate Employee’s employment for “Cause.” For the purposes of this Agreement, the Company shall have Cause to terminate Employee’s employment hereunder upon:

(A)         The willful and continued failure by Employee to perform their Duties and Responsibilities with the Company (other than any such failure resulting from incapacity due to physical or mental illness), however, the Company may terminate Employee pursuant to this clause (A) only if Employee fails to cure any alleged failure after having had a reasonable opportunity to do so, which reasonable opportunity shall not be less than thirty (60) days after receiving such written notice which specifically identifies the manner in which the Company believes that they have not substantially performed their duties;

(B)         Employee’s breach of any obligations under this Agreement or any other agreement with Company (or any subsidiary thereof); it being agreed that any breach of Section 4 or Section 6 by Employee shall be deemed a material breach;

(C)         Any breach of Employee’s duty of loyalty or fiduciary duties to Company or any subsidiary thereof;

(D)         Use of alcohol or other drugs in a manner which affects the performance of Employee’s duties, responsibilities and obligations to Company or any subsidiary thereof;

(E)         Conviction of Employee, or a plea of nolo contendere for a felony or of any crime involving theft, misrepresentation, fraud, or moral turpitude;

(F)         Commission by Employee of any other willful or intentional act which could reasonably be expected to injure the reputation, business or business relationships of Company or any subsidiary thereof and/or Employee;

(G)         The existence of any court order or settlement agreement prohibiting Employee’s continued employment with Company or any subsidiary thereof; or

(H)         Engaging by Employee in gross misconduct.

For purposes of this paragraph, “willful” shall mean an act, or failure to act, on Employee’s part that was done, or omitted to be done, without reasonable belief that Employee’s action or omission was in the best interest of the Company or any subsidiary thereof.

2.3.    Good Reason. Employee may terminate their employment for Good Reason, after notice to the Company by Employee of at least thirty (30) days and a cure period for the Company of at least forty-five (45) days. For purposes of this Agreement, “Good Reason” shall mean:

2.3.1.    An involuntary material reduction (a reduction that exceeds 10%) in Employee’s Base Salary as in effect on the date hereof or as the same may be increased from time to time (the “Base Salary”);

2.3.2.    An involuntary relocation of the Employees principal place of performance of Employee’s duties and responsibilities as an employee of the Company to a location more than one hundred (100) miles from the place of employment, notwithstanding required travel for the Company’s, or any of its subsidiaries’ businesses, as the Company may from time to time be engaged in, unless consented to by Employee;

2.3.3.    Any failure of the Company to obtain the assumption of (unless such assumption occurs by merger, equity purchase, or otherwise operation of law), or the agreement to perform (unless such performance is required to occur by merger, equity purchase, or otherwise operation of law), this Agreement by any successor as contemplated in Section 5 hereof;

2.3.4.    Any termination of Employee’s employment by the Company other than terminations pursuant to Section 2.1 or Section 2.2 above.

2.4.    Notice of Termination. Any termination by the Company or Employee of Employee’s employment (other than any such termination occurring by reason of Employee’s death) shall be communicated by written Notice of Termination to the other party hereto. In the event that Employee seeks to terminate their employment pursuant to Section 2.3 above, the Employee must communicate their written Notice of Termination to the Company within 90 days of being notified of such action or actions (or failure or failures to act) by the Company which constitute Good Reason, otherwise Employee waives their right to terminate for Good Reason based on such action or actions (or failure or failures to act). The Employee’s Notice of Termination shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment for Good Reason.

2.5.    Date of Termination. “Date of Termination” shall mean (i) if this Agreement is terminated for Disability, 30 days after Notice of Termination is given (provided that Employee shall not have returned to the performance of their duties on a full-time basis during such 30 day period); (ii) if this Agreement is terminated because of Employee’s death, the date of their death; and (iii) if Employee’s employment is terminated for any other reason, the date on which a Notice of Termination is given.

3.    COMPENSATION

3.1.    Compensation. Employee’s compensation shall consist of 1) an annual cash salary(“Base Salary”), beginning in the first year of employment at Three Hundred Fifteen Thousand, USD ($315,000.00 USD), or the equivalent thereof if paid in any other currency, prorated in the first year for that portion of the year Employee is employed with the Company from the Start Date and prorated for the number of days employed during any other partial year, 2) an annual bonus opportunity (“Bonus”), the amount determined in accordance with the Company’s annual performance bonus plan as approved by the Board of Directors, and 3) periodic awards of shares of the Company’s common stock, options, restricted stock units or performance stock units, the amount of such periodic awards to be determined in accordance with the Company’s executive compensation plan as approved by the Board of Directors.

Disability. During any period that Employee fails to perform their duties hereunder as a result of incapacity due to physical or mental illness, Employee shall continue to receive their full Base Salary at the rate then in effect and any installments of deferred portions of awards under any incentive, bonus, or other compensation plan paid during such period until this Agreement is terminated pursuant to Section 2 hereof. Thereafter, Employee’s benefits shall be determined in accordance with the Company’s long term disability income insurance plan, or a substitute plan then in effect. For the avoidance of doubt, in the event of disability this employee agreement is intended to be in adherence to all terms and conditions covered in the Employee Restricted Stock Unit Award agreement.

Death. For the avoidance of doubt, in the event of death this employee agreement is intended to be in adherence to all terms and conditions covered in the Employee Restricted Stock Unit Award agreement.

3.2.    Termination for Cause, Due to Death or by Employee Without Good Reason. If Employee’s employment shall be terminated because of Employee’s death, by the Company for Cause, or by Employee for no reason or any reason other than Good Reason, (i) the Company shall pay Employee their full Base Salary through the Date of Termination at the rate in effect at the time of their death or at the time Notice of Termination is given, as applicable, and shall also pay cash amount equal to accrued but unused vacation pay but only to the extent required by applicable law, and (ii) the Company shall have no further obligations to Employee under this Agreement.

3.3.    Termination Without Cause. If (a) if this Agreement terminates because it is not renewed and the Company terminates the Employee without Cause within six months after such termination due to nonrenewal, or (b) during the term of this Agreement, the Company shall terminate Employee’s employment other than pursuant to Sections 2.1 or 2.2 hereof or if Employee shall terminate their employment for Good Reason, then:

3.3.1.    Company shall pay to Employee:

3.3.1.1.    Employee’s full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, and at the time provided under the Company’s normal payroll practices; and

3.3.1.2.    as severance, and in lieu of any further payments to Employee for periods subsequent to the Date of Termination, an amount equal to twelve months of the Employee’s Base Salary, such severance payment to be paid in a lump sum on the 60th day following Employee’s Separation From Service (as that term is defined in Section 3.7) provided that Employee timely signs and returns to the Company, within 45 days of the effective date of Employee’s Separation from Service, an effective, valid and enforceable general release of claims (the “Release”) in such form as is reasonably requested by the Company and does not thereafter revoke the Release.

3.3.2.    Notwithstanding any other provision of the Agreement, upon termination all remaining Forfeiture Restrictions then applicable to Restricted Stock Units shall immediately lapse on the date of termination.

3.3.3.    Provided that the Employee, shall not violate the provisions of Section 6, the Company shall maintain in full force and effect for the continued benefit of Employee, for a period of one year after the Date of Termination, all employee benefit plans and programs or arrangements providing life insurance, medical, dental, health, hospital, accident, disability and similar benefits in which Employee was entitled to participate immediately prior to the Date of Termination provided that Employee’s continued participation is possible under the general terms and provisions of such plans, programs or arrangements and does not require increased expense to the Company or its subsidiaries.

3.3.4.    Certain Tax Matters.

3.3.4.1.    Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit by or from the Company or any of its affiliates to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise would be subject to the Excise Tax (as hereinafter defined) (all such payments and benefits being collectively referred to herein as the “Payments”), then except as otherwise provided in Section 3.4.3.2, the Payments shall be reduced (but not below zero) or eliminated (as further provided for in Section 3.4.3.3) to the extent the Independent Tax Advisor (as hereinafter defined) shall reasonably determine is necessary so that no portion of the Payments shall be subject to the Excise Tax.

3.3.4.2.    Notwithstanding the provisions of Section 3.4.3.1, if the Independent Tax Advisor reasonably determines that Employee would receive, in the aggregate, a greater amount of the Payments on an after-tax basis (including all applicable federal, state, and local income, employment and other applicable taxes and the Excise Tax) if the Payments were not reduced or eliminated pursuant to Section 3.4.3.1, then no such reduction shall be made notwithstanding that all or any portion of the Payments may be subject to the Excise Tax.

3.3.4.3.    For purposes of determining which of Section 3.4.3.1 and Section 3.4.3.2 shall be given effect, the determination of which Payments shall be reduced or eliminated to avoid the Excise Tax shall be made by the Independent Tax Advisor, provided that the Independent Tax Advisor shall reduce or eliminate, as the case may be, the Payments in the following order (and within the category described in each of the following Sections 3.4.3.3.1 through 3.4.3.3.4, in reverse order beginning with the Payments which are to be paid farthest in time except as otherwise provided in Section 3.4.3.3.3):

3.3.4.3.1.    by first reducing or eliminating the portion of the Payments otherwise due which are not payable in cash (other than that portion of the Payments subject to Sections 3.4.3.3.3 and 3.4.3.3.4);

3.3.4.3.2.    then by reducing or eliminating the portion of the Payments otherwise due and which are payable in cash (other than that portion of the Payments subject to Sections 3.4.3.3.3 and 3.4.3.3.4);

3.3.4.3.3.    then by reducing or eliminating the portion of the Payments otherwise due that represent equity-based compensation, such reduction or elimination to be made in reverse chronological order with the most recent equity-based compensation awards reduced first; and

3.3.4.3.4.    then by reducing or eliminating the portion of the Payments otherwise due under Section 3.4.1.

3.3.4.4.    The Independent Tax Advisor shall provide its determinations, together with detailed supporting calculations and documentation, to the Company and Employee for their review no later than ten days after the Date of Termination. The determinations of the Independent Tax Advisor under this Section 3.4.1.2 shall, after due consideration of the Company’s and Employee’s comments with respect to such determinations and the interpretation and application of this Section 3.4.1.2, be final and binding on all parties hereto absent manifest error. The Company and Employee shall furnish to the Independent Tax Advisor such information and documents as the Independent Tax Advisor may reasonably request in order to make the determinations required under this Section 3.4.1.2.

3.3.4.5.    For purposes of this Section 3.4.1.2, “Independent Tax Advisor” shall mean a lawyer with a nationally recognized law firm, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, in each case with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to Employee (Employee’s acceptance not to be unreasonably withheld), and all of whose fees and disbursements shall be paid by the Company.

3.3.4.6.    As used in this Agreement, the term “Excise Tax” means, collectively, the excise tax imposed by Section 4999 of the Code, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts.

3.3.5.    For clarity, the compensation stated in this Section 3.4 is the exclusive compensation that Employee will receive upon termination other than pursuant to Sections 2.1 or 2.2 hereof or if Employee shall terminate his employment for Good Reason. Under no circumstances will Employee be paid out the remainder of Base Salary for any portion of the Term remaining after the Date of Termination.

3.4.    Late Payments. In the event any amount to be paid to Employee hereunder is not paid by the date specified herein, such amount shall bear interest at a rate equal to the rate of interest per annum quoted in the “Money Rates” column of The Wall Street Journal from time to time and designated in such column as the “Prime Rate”; provided, however, in no event shall an amount be paid later than the later of end of the calendar year in which date specified herein occurs or 2½ months following such date specified.

3.5.    Determination of Base Salary. In the event Employee terminates this Agreement pursuant to Section 2.3.1 hereof, Employee’s base salary for purposes of determining benefits pursuant to this Section 3 shall be Employee’s base salary in effect prior to its reduction by the Company.

3.6.    Section 409A. It is intended that the severance payment payable under Section 3.4.1.2 of this Agreement be exempt from the requirements of Section 409A of the Code (“Section 409A”) under the involuntary separation pay provisions in Treasury Regulation §l.409A- 1(b)(9)(iii), and this Agreement shall be construed and administered accordingly. Notwithstanding any provisions of the Agreement to the contrary, if any part of the payment payable under Section 3.4.1.2 of this Agreement does not so qualify as involuntary separation pay described in Treasury Regulation §1.409A-l(b)(9)(iii) such amount shall only be paid after the amount that does so qualify has been paid and, if Employee is a “specified employee” within the meaning of Section 409A at the time of their Separation From Service, then the portion of the payment payable under Section 3.4.1.2 of this Agreement that does not qualify as involuntary separation pay described in Treasury Regulation §1.409A-l(b)(9)(iii) will be paid on the first business day following the six month anniversary of Employee’s date of Separation From Service as required, and to the extent permitted, under Section 409A(a)(2)(B) of the Code, to the extent that earlier payment would result in adverse tax consequences under Section 409A. The term “Separation From Service” means “separation from service” within the meaning of Section 409A (using the default rules thereunder). For purposes of the severance payment payable under Section 3.4.1.2 of this Agreement the term “termination of employment” means Employee’s Separation From Service with the Company and all of its affiliates.

4.    INTELLECTUAL PROPERTY – CONFIDENTIALITY

4.1.    Definitions. As used in this Section 4, the following words or phrases shall have the following definitions:

4.1.1.    The term “Business Entity” shall mean any corporation, partnership, joint venture, proprietorship, or other incorporated or unincorporated organization, association or entity, including any division or business operated by any of the foregoing under a trade or assumed name.

4.1.2.    The term “Subsidiaries” shall mean and include any Business Entities in which the Company owns an interest, directly or indirectly.

4.1.3.    The term “Company” shall mean and include Geospace Technologies Corporation, their successors and assigns, their Subsidiaries, parent companies, and any of the foregoing operating under a trade or assumed name.

4.1.4.    The term “Employee of the Company” shall mean any person employed by the Company in any capacity at any time during the term of this Agreement, or any renewal or extension thereof.

4.1.5.    The term “Customer” shall mean any person or Business Entity which has, in the past or at any time during the term of this Agreement or any renewal or extension hereof, contracted, including by purchase order, with the Company for the development, manufacture, lease, repair, sale or purchase of any Product or the license from the Company of any Intellectual Property.

4.1.6.    The term “Product” shall mean any and all equipment, machine, service, software, algorithm, publication, component, tool, instrument, system, or assembly researched, developed, conceived, manufactured, assembled, represented, distributed, or sold by the Company at any time.

4.1.7.    The term “Intellectual Property” shall mean all methods, patents, formulae, inventions, designs, systems, processes, software, trade secrets, copyrights, know-how, proprietary information, rights, trademarks, and trade names relating to any Product conceived, developed, completed or established by the Company, or by Employee (whether solely or jointly with others) during the term of this Agreement (including any renewal or extension hereof) (i) at the Company’s expense, (ii) at the Company’s request, (iii) using the Company’s time, data, facilities and/or materials, or (iv) based upon knowledge or information obtained from the Company, and shall include all modifications and improvements thereof made at any time.

4.2.    Intellectual Property of the Company. Employee agrees:

4.2.1.    That all Intellectual Property, and all notes, drawings, software, prototypes or other objects, information or writings relating thereto are the sole property of Company, as applicable;

4.2.2.    To communicate and explain to the Company, promptly and fully, all Intellectual Property;

4.2.3.    To execute and deliver to Company such assignments or other documents may be reasonably required to evidence or confirm the ownership of all Intellectual Property by the Company, which obligation shall survive the termination of Employee’s employment with the Company;

4.2.4.    To perform such acts and execute such documents as may be reasonably required to allow the Company to prosecute an application for patent or registration of copyright or trademark on any such Intellectual Property, from the United States and from any other government, and to cooperate fully with the Company in the prosecution of any such application or registration, which obligation shall survive the termination of Employee’s employment with the Company.

4.2.5.    All intellectual property, if any, patented or unpatented, which Employee has conceived or made or first reduced to practice or has any rights in prior to this employment by the Company are described on Exhibit A. All Intellectual Property other than those items specifically described on Exhibit A shall constitute the sole property of the Company.

4.3.    Confidentiality.

4.3.1.    Employee acknowledges that the Company’s continued operations and success in the development, manufacture, leasing, repair, and sale of its Products is dependent upon (i) certain processes, formulae, specifications, designs, systems, and confidential information of the Company which are valuable, special and unique assets and (ii) the Company’s continuing relationship with, and knowledge about, Customers and prospective Customers and the goodwill these relationships create. Employee acknowledges that all of the following information is confidential and a valuable, special, and unique trade secret of the Company’s business: (i) the names, addresses and telephone numbers of Customers, their employees, and their representatives,(ii) the nature of the business and operations of any Customer, (iii) the amount, nature, volume, and other information regarding any Products purchased, leased or otherwise acquired by any Customer or required by any Customer; (iv) the nature of the internal business operations of the Company; (v) the methods, processes, formulae, specifications, designs, systems, and know-how used, developed, or acquired by the Company for the development, manufacture, and/or repair of any Product; (vi) the Company’s prices or charges to Customers for its Products; (vii) the Intellectual Property, and (viii) information regarding the salaries, bonuses or other compensation paid by the Company to its employees.

4.3.2.    Employee acknowledges that all of the information described in Section 4.3.1 is “Confidential Information,” which together with the Intellectual Property is the sole and exclusive property of the Company. Employee acknowledges that all Confidential Information and the Intellectual Property is revealed to Employee in trust, based solely upon the confidential relationship existing between the Company and Employee. Employee agrees: (i) that all writings or other records concerning Confidential Information and the Intellectual Property are the sole and exclusive property of the Company; (ii) that all manuals, forms, and supplies furnished to or used by Employee and all data or information placed thereon by Employee or any other person are the Company’s sole and exclusive property, (iii) that, upon termination of this Agreement howsoever such termination is brought about, or upon request of the Company at any time, Employee shall deliver to the Company all such writings, records, forms, manuals, and supplies and all copies of such writings; (iv) that Employee will not make or retain any copies of such writings for their own or personal use, or take the originals or copies of any such writings from the offices of the Company upon termination of this Agreement; and (v) that Employee will not, either during or after the term of this Agreement, publish, distribute or deliver any of such writings or records to any other person or entity, or disclose to any person or entity the contents of such records or writings or any of the Confidential Information nor any information regarding the Intellectual Property, and will keep such writings and records in a reasonably secure manner and not permit other persons or entities to access them.

4.4.    Intellectual Property of Others. Employee recognizes that the Company has a longstanding policy to not knowingly violate the valid intellectual property rights, including patents, trade secrets and copyrights, of other persons. In order to comply with such policy, Employee covenants that the will comply with such policy and that their willful breach of this covenant could constitute “Cause” within the meaning of Section 2.2 hereof. Employee covenants, represents and warrants in these regards as follows:

4.4.1.    Exhibit B hereto contains a true, complete and accurate list of all intellectual property of Employee that have been made or conceived or first reduced to practice by Employee alone or jointly with others, or to which Employee has any rights prior to the employment of Employee by the Company. If disclosure of any such inventions on Exhibit B would cause Employee to violate any prior confidentiality agreement, Employee understands that such intellectual property is not to be listed on Exhibit B but agrees to inform the Company that all such intellectual property has not been listed for that reason.

4.4.2.    Employee’s performance of all of the duties and obligations of employment at the Company does not and will not breach any agreement or duty to keep in confidence confidential information acquired by Employee in confidence or in trust prior to the employment of Employee by the Company. During Employee’s work with the Company, Employee will not improperly use or disclose any confidential information or trade secrets of any former employer or any other person to whom Employee has an obligation of confidentiality, and Employee will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality unless consented to in writing by that former employer or person. Employee will use in the performance of duties only information which is generally known and used by persons with training and experience comparable to Employee’s, which is common knowledge in the industry or otherwise legally in the public domain, which is or was developed by Employee free of any obligation of confidentiality to former employers or other persons.

4.4.3.    Employee is not restricted from being employed by the Company or entering into this Agreement. Employee has not entered into, and agrees not to enter into, any agreement either written or oral in conflict herewith.

4.4.4.    Employee represents and warrants that, other than as set forth on Exhibit B hereto, Employee has not brought to the Company and covenants that Employee will not bring to the Company or use in the performance of Employee’s responsibilities any confidential information, materials or documents of any former employers or other persons that are not generally available to the public, unless Employee has obtained prior written authorization from the former employers or other persons. Employee hereby covenants that Employee shall not breach any obligation of confidentiality or duty that Employee may have to former employers or other persons.

5.    SUCCESSORS. The Company shall require any successor to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place (except to the extent such assumption occurs as a result of a merger, equity purchase, or otherwise by operation of law). Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as Employee would be entitled hereunder if Employee terminated their employment for Good Reason, except that for purposes or implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, and except as otherwise defined in Section 4.1.3 for purposes of Section 4, “Company” shall mean the Company as defined in the preamble of this Agreement and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

6.    NON-COMPETITION.

6.1.    Definitions. As used in this Section 6, the following words or phrases shall have the following definitions:(A) “Business” means any business that (i) is involved with or competes with the business of the Company (or any of its subsidiaries) and (ii) is conducted within the United States, Canada, Israel, Mexico, or any other state or country where the Company (or any of its subsidiaries) is doing business or has done business on or prior to the Effective Date.(B) “Person” means any natural person, firm, partnership, association, corporation, company, limited liability company, general partnership, limited partnership, proprietorship, joint venture, trust, business trust, governmental authority or other entity. (C) “Affiliate” means, with respect to any Person, a natural person or entity who controls, is controlled by or is under common control with such Person. A Person is deemed to control an entity via contractual right to appoint a majority of members of its governing board or beneficial ownership of more than 50 percent of the entity’s voting equity securities. A Person is the beneficial owner of securities if such Person is authorized to vote or dispose of the securities.

6.2.    During the Term of this Agreement, and for a period of one year thereafter, Employee shall not:

(A)         directly or indirectly, whether as an owner, director, officer, employee, contractor, representative or agent of any kind: engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, render services, advice, or other aid to or guarantee any obligation of, any Person engaged in or planning to become engaged in any Business (for the avoidance of doubt, with respect to organizations engaged in multiple lines of business, Employee shall not be prevented by this Agreement from being employed by an organization that is engaged in the Business so long as Employee provides such organization with a copy of this Agreement and does not provide any services or support of any kind in connection with such organization’s engagement in the Business, including creating any intellectual property that may be used in such organization’s engagement in the Business);

(B)         cause, induce or attempt to cause or induce any customer, supplier, subcontractor, licensee, developer, service provider, consultant or other business relation of the Company or its subsidiaries to cease or avoid doing business (including the Business) with the Company or its subsidiaries (or any Affiliate thereof), or in any way interfere with the relationship between any such entity and the Company, on the one hand, and the business (including the Business) of the Company or its subsidiaries (or any Affiliate thereof), on the other hand, or to deal with any competitor of the Company or its subsidiaries (or any Affiliate thereof);

(C)         hire, induce, or attempt to induce any former employee of the Company or its subsidiaries (or any Affiliate there) who accepts a position of employment with or is employed by the Company or its subsidiaries (or any Affiliate thereof) to leave such employment.

(D)         disparage the Company or its subsidiaries (or any Affiliate thereof).

Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, Employee shall not be prohibited from purchasing or otherwise acquiring up to 2% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. ted from purchasing or otherwise acquiring up to 2% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. Furthermore, in the event that Company terminates the Employee’s employment with the Company without Cause, the provisions of Section 6(A) shall terminate six months after the Date of Termination.

7.    NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via email (with confirmation sent by any of the other methods mentioned previously) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice); provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, and provided further that notices of change of address shall be effective only upon receipt.

If to Employee:

Robert Louis Curda

1423 Castlerock Dr.

Houston, TX 77090

Telephone: (713) 303-8209

Email: Robert.curda@gmail.com

If to Company:

Geospace Technologies Corporation
7007 Pinemont Drive
Houston, Texas 77040

Telephone: +1 (713) 986-4444

Attention: rkelley@geospace.com and rcurda@geospace.com

8.    MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or of such condition or provision at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. “Including” has used herein means “including, without limitation.” The recitals above shall be given full weight when interpreting the terms of this Agreement, and are hereby incorporated in this Agreement by references such that they form an enforcement part of this Agreement.

9.    VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.    COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.    GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Texas without giving effect to a choice or conflict of law provision or rule of such state.

12.    ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Houston, Texas (in accordance with the rules of the American Arbitration Association then in effect). Notwithstanding the pendency of any such dispute or controversy, the Company will continue to pay Employee their full compensation in effect when the notice giving rise to the dispute was given and continue Employee as a participant in all compensation, benefit and insurance plans in which they were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Employee shall be entitled to seek specific performance of their right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13.    ENFORCEABILITY. If, at the time of enforcement of this Agreement, a court or arbitrator holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

14.    REMEDIES. The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the non-breaching party or its successors or assigns will be entitled to seek injunctive relief, in addition to other rights and remedies existing in their favor, in order to enforce, or prevent any violations of, the provisions of this Agreement (without posting a bond or other security and without the necessity of proving actual damages).

15.    CAPTIONS AND GENDER. The use of captions and Section headings herein is for the purpose of convenience only and shall not affect the interpretation or substance of any provision contained herein. Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for the purpose of convenience and includes either sex who may be a signatory.

16.    PRIOR AGREEMENTS. This Agreement supersedes all prior agreements entered into between the Company and Employee with regard to the subject matter set forth herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereof have signed this Agreement effective as of the date first set forth above.

EMPLOYEE:

By:	/s/ Robert Louis Curda
Name:	Robert Louis Curda

GEOSPACE TECHNOLOGIES CORPORATION

By:	/s/ Richard Kelley
Name:	Richard Kelley
Title:	Chief Executive Officer

EXHIBIT A

Does not apply

EXHIBIT B

Does not apply